EXHIBIT 10.126

PROMISSORY NOTE

$75,000

March 30, 2016

Ukiah, California

FOR VALUE RECEIVED, MENDOCINO BREWING COMPANY, INC. (“Maker”), a California corporation, promises to pay to the order of CATAMARAN SERVICES, INC. (“Holder”), a Delaware corporation, the principal sum of Seventy Five Thousand Dollars ($75,000.00) (“Principal”), with interest as defined below.

Maker promises to pay interest to Holder from the date of this Note on unpaid Principal owing from time to time at a rate equal to the lesser of (i) one and one-half percent (1.50%) per annum above the prime rate offered from time to time by the Bank of America Corporation in San Francisco, California, or (ii) ten percent (10%) per annum, until the Principal is fully paid.

Maker shall make payments in lawful money of the United States of America and in immediately available funds. Computations of interest shall be based on a year of 365 days but shall be calculated for the actual number of days in the period for which interest is charged.

All payments under this Note shall be made to Holder as directed by the Holder in writing.

This Note may be prepaid in whole or in part, without penalty, at the option of Maker and without the consent of Holder. All payments shall be applied first to accrued and unpaid interest, and then to the principal balance outstanding.

All payments made pursuant to this Note are expressly subject to the following conditions:

a)	No portion of Principal or interest on this Note will be payable or paid until either 1) the Obligation (as that term is defined in the Credit and Security Agreement dated as of June 23, 2011, as amended, modified, or supplemented from time to time, between Maker, Releta Brewing Company LLC, and Cole Taylor Bank) to Cole Taylor Bank, now known as MB Financial Bank, N.A. (“Bank”) has been paid and satisfied in full; or 2) the repayment is a Permitted Payment (as defined below).

b)	If Maker receives a bridge loan from its majority shareholder (the “Bridge Loan”), Maker may use that portion (and only that portion) of the Bridge Loan that is in excess of $600,000 (“Excess Contribution”) to make payment on this Note in an amount not greater than the amount of the Excess Contribution (“Permitted Payment”).

The full payment of this Note, and accompanying interest, shall be due within six (6) months of the date of this Note, subject to the Maker having received an Excess Contribution sufficient to pay the Note either through 1) Permitted Payments, or 2) a complete satisfaction of both the Obligation to Bank and the Note. Should Maker not be able to satisfy this Note at the end of the original six (6) month term, this Note shall be extended for additional six (6) month terms until such time as Maker receives such a Bridge Loan sufficient to satisfy this Note.

PROMISSORY NOTE

$75,000

March 30, 2016

This Note is unsecured, not subject to any guarantee by any third party, nor has Maker granted a security interest in any of its property to Holder in relation to this Note.

Maker waives presentment, protest, and demand, notice of protest, notice of demand, and dishonor, and notice of nonpayment of this Note. Except for the right to demand and receive payments of the Permitted Payments, if any, Holder agrees to take no enforcement action on this Note until the Obligation to Bank has been paid and satisfied in full. Maker expressly agrees that this Note or any payment under this Note may be extended by Holder from time to time without in any way affecting the liability of Maker. Further, for the benefit of Bank, until the Obligation to Bank has been paid and satisfied in full, this Note may not be amended or modified without the prior written consent of Bank.

This Note shall be governed by the laws of the State of California excluding its conflict of law rules.

The prevailing party in any action (i) to collect payment on this Note, or (ii) in connection with any dispute that arises as to its enforcement, validity, or interpretation, whether or not a legal action is instituted or prosecuted to judgment, shall be entitled to all costs and expenses incurred, including attorneys’ fees.

If any provision or any word, term, clause, or part of any provision of this Note shall be invalid for any reason, the same shall be ineffective, but the remainder of this Note and of the provision shall not be affected and shall remain in full force and effect.

Except as those terms and conditions concerning Bank or the Obligation, any of the terms or conditions of this Note may be waived by Holder, but no such waiver shall affect or impair the rights of Holder to require observance, performance, or satisfaction, either of that term or condition as it applies on a subsequent occasion or of any other term or condition of this Note.

IN WITNESS WHEREOF, Maker, by its appropriate officers duly authorized, has executed this promissory note and affixed its corporate seal on this on the day and year first written above.

MAKER		ACCEPTED AND AGREED:

MENDOCINO BREWING COMPANY, INC.		CATAMARAN SERVICES, INC.

By:	/sd/ Mahadevan Narayanan	By:	/sd/ Rajwinder Kaur
	Chief Financial Officer		Secretary
	Mendocino Brewing Company, Inc.		Catamaran Services, Inc.
	1601, Airport Toad		2711, Centerville Road, Suite 400
	Ukiah, CA 95482		Wilmington, DE